Exhibit No. 2.1

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

Pursuant to Section 18-201 of the Delaware Limited Liability Company Act:

1. The name of the limited liability company is Concreit Fund I LLC.

2. The registered office in the State of Delaware is 2140 South Dupont Highway in the City of Camden, 19934 County of Kent. The name of its registered agent at such address is PARACORP INCORPORATED.

IN WITNESS WHEREOF, an authorized person has executed this Certificate of Formation on the 24th day of May, A.D. 2019.

By:	/s/ Robin Sosnow
Name:	Robin Sosnow
Title:	Authorized Person

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:13 AM 05/24/2019
FILED 11:13 AM 05/24/2019
SR 20194509676 – File Number 7435286